                                                                   EXHIBIT 5.01

                        CHOICE HOTELS FRANCHISING, INC.
                              10750 COLUMBIA PIKE
                         SILVER SPRING, MARYLAND 20901

Choice Hotels Franchising, Inc.
10750 Columbia Pike
Silver Spring, Maryland 20901

      Re: Registration Statement on Form S-1 under the Securities Act of
          1933, as amended; 1,193,571 Options to Purchase Common Stock, Par Value $.01 Per Share and 1,193,571 Shares of Common Stock, Par Value $.01 Per Share

Ladies and Gentlemen:

  In connection with the registration of options (the "Franchising Options") to purchase up to 1,193,571 shares of Common Stock of Choice Hotels Franchising, Inc., par value $.01 per share ("Franchising Common Stock"), and up to 1,193,571 shares of Franchising Common Stock issuable upon exercise of the Franchising Options, under the Securities Act of 1933, as amended (the "Act"), by Choice Hotels Franchising, Inc. ("Franchising"), on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on September 19, 1997 (the "Registration Statement"), you have requested my opinion with respect to the matters set forth below.

  In my capacity as counsel to Choice Hotels Franchising, Inc., a Delaware corporation ("Franchising"), in connection such registration I am familiar with the proceedings taken and proposed to be taken by Franchising in connection with the authorization and issuance of the Franchising Options and Franchising Common Stock. In addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity of originals of all documents submitted to me as copies.

  I am opining herein as to the effect on the subject transaction only of the General Corporation Law of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of Delaware, any other laws, or as to any matters of municipal law or laws of any other local agencies within any state.

  Subject to the foregoing and other matters set forth herein, it is my opinion that, as of the date hereof: (1) the Franchising Options have been duly authorized, and that, upon issuance pursuant to and in accordance with, the Choice Hotels Franchising, Inc. 1997 Long-Term Incentive Plan (the "1997 Plan"), will be validly issued, fully paid and non-assessable; and (2) the Franchising Common Stock has been duly authorized and, upon issuance upon exercise of Franchising Options in the manner contemplated in the 1997 Plan, will be validly issued, fully paid and nonassessable.

  I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to this opinion contained under the heading "Legal Matters."

                                          Very truly yours,

                                                 /s/ Michael J. DeSantis
                                          _____________________________________
                                                   Michael J. DeSantis
                                             Senior Vice President, General
                                                  Counsel and Secretary